Exhibit 99.1

Fushi Copperweld Announces 2012 Second Quarter Results

BEIJING, Aug. 9, 2012 /PRNewswire-Asia/ -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results

•	Revenues were $77.3 million compared to $79.0 million in the year ago period;
•	Gross profit was $19.8 million, or 25.7% of revenues, compared to $21.0 million, or 26.6% of revenues, in the year ago period;
•	Income from operations was $11.1 million, or 14.3% of revenues, compared to $15.3 million, or 19.4% of revenues, in the year ago period;
•	Net income was $7.4 million, or $0.19 per diluted share, compared to net income of $10.6 million, or $0.28 per diluted share, in the year ago period;
•	Cash position of $203.3 million at June 30, 2012.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, "Our performance for the 2012 second quarter was in-line with our expectations, as we continued to execute on our strategic objectives. While the telecom markets in China and the U.S. remained challenging, we saw improved sales in our utility and transportation product lines in North America driven by higher domestic and international demand, which drove strong volume and profitability growth at our Fayetteville facility. In Europe, the ramp-up of operations at our new facility in Liege continues, and the benefits of being closer to our customers and decreased delivery times are becoming more tangible, as customer orders for bimetallic wire in Western Europe, the Middle East, Africa and emerging Asian markets accelerate. At the same time, we continue to secure re-certifications for our copper tubing product in major markets across the continent, enhancing our ability to generate sales for this product. We are building on this momentum with the recently announced establishment of our EMEA-focused sales and innovation office in Milan, Italy. In total, we believe the investments we are making across our businesses are gaining traction and will help drive our long-term growth, particularly as the demand environment improves and the market adoption for bimetallics increases."

Revenues in the second quarter of 2012 were $77.3 million, a decrease of 2.2% compared to $79.0 million in the prior year quarter, primarily due to lower sales volumes at the Company's Dalian facility partially offset by higher sales volumes at the company's Fayetteville and Liege facilities.

Gross profit in the second quarter was $19.8 million compared to $21.0 million in the year ago period. Gross margin decreased to 25.7% from 26.6% in the same period last year. Gross margin for the Company's Dalian cladding facility was essentially flat at 32.5%, compared to 32.4% in the prior year period, while gross margin for the Company's Fayetteville, TN facility improved to 16.2% in the second quarter of 2012, compared to 10.2% in the 2011 second quarter.

Operating expenses in the second quarter of 2012 increased to $8.8 million, compared to $5.7 million in the prior year's quarter, primarily as a result of approximately $1.9 million in advisory fees related to the going private offer and definitive merger agreement compared to $0.1 million in the prior year period. As previously announced on June 28, 2012, the Company has entered into an Agreement and Plan of Merger with entities affiliated with its Chairman and Co-Chief Executive Officer, Mr. Li Fu, and Abax Global Capital (Hong Kong) Limited at a price of $9.50 per share in cash. The Company continues to expect the transaction to close in the fourth quarter of 2012.

Operating expenses in the second quarter of 2012 also included the Company's continued investment in its global business development efforts of $0.4 million and incremental costs of approximately $0.4 million related to the start-up of operations at its new facility in Liege, Belgium. As a percentage of revenue, operating expenses increased to 11.3% from 7.2% in the second quarter of 2011.

The Company's effective income tax rate in the second quarter of 2012 was 35.3% compared to 28.4% in the year ago period. The Company continues to expect its effective tax rate for the 2012 full year period to be 31.5%.

Net income in the second quarter was $7.4 million, or $0.19 per diluted share, compared to net income of $10.6 million, or $0.28 per diluted share, for the 2011 second quarter.

Fully diluted shares in the second quarter of 2012 were 38.3 million, even with the year ago period.

As of June 30, 2012, the Company's cash position was $203.3 million, an increase of 1.4% from $200.5 million as of December 31, 2011. Accounts receivable at June 30, 2012 was $73.0 million, compared to $64.0 million at December 31, 2011. Long-term debt totaled $7.9 million as of June 30, 2012, compared to $8.3 million at December 31, 2011.

Outlook

Based on its second quarter performance and current business trends, Fushi Copperweld continues to expect 2012 fully diluted earnings per share between $0.76 and $0.86, based on an estimated weighted average diluted share count of 38.3 million shares and an effective tax rate of 31.5%.

About Fushi Copperweld

Fushi Copperweld Inc., principally through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd. and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

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Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Jolin Qiao, Investor Relations Officer
Fushi Copperweld Inc.
Phone +1.615.377.4183
E-mail: ir@fushicopperweld.com
Web:  www.fushicopperweld.com

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FUSHI COPPERWELD, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	USD	USD
ASSETS
Current assets:
Cash	203,289,583	200,451,902
Accounts receivable, net of allowance for doubtful accounts	72,982,058	63,978,861
Inventories	21,456,791	10,695,123
Advances to suppliers	3,328,261	6,793,904
Prepaid expenses and other current assets	1,691,162	1,332,204
Total current assets	302,747,855	283,251,994
Property, plant and equipment, net	110,027,059	117,405,523
Intangible assets, net	341,608	431,441
Land use rights	12,998,525	13,321,796
Deposits for land use rights	9,997,260	10,090,621
Goodwill	1,795,302	1,812,068
Other non-current assets	442,181	491,380
Total assets	438,349,790	426,804,823
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term bank loan	3,534,372	—
Current portion of long-term loan	650,000	650,000
Accounts payable	5,843,785	3,802,155
Amounts due to a related party	—	2,000,000
Accrued expenses and other current liabilities	14,898,769	15,880,176
Total current liabilities	24,926,926	22,332,331
Long-term loans	7,246,100	7,632,100
Deferred income tax liabilities	648,094	672,943
Total liabilities	32,821,120	30,637,374
Shareholders' equity:
Common stock, $0.006 par value, 100,000,000 shares authorized; 38,304,570 and 38,240,438 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	229,829	229,444
Additional paid-in capital	170,184,512	169,335,522
Retained earnings	184,755,401	172,507,890
Accumulated other comprehensive income	50,358,928	54,094,593
Total shareholders' equity	405,528,670	396,167,449
Commitments and contingencies	—	—
Total liabilities and shareholders' equity	438,349,790	426,804,823

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FUSHI COPPERWELD, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three-month Period Ended June 30,		Six-month Period Ended June 30,
	2012	2011	2012	2011
	USD	USD	USD	USD

Revenues	77,303,474	78,953,560	139,449,660	144,879,426
Cost of revenues	57,461,093	57,916,946	103,252,089	106,694,060
Gross profit	19,842,381	21,036,614	36,197,571	38,185,366
Operating expense
Selling expenses	1,811,600	1,242,285	3,430,993	2,391,809
General and administrative expenses	6,942,514	4,459,195	13,599,269	9,974,319
Total operating expenses	8,754,114	5,701,480	17,030,262	12,366,128
Income from operations	11,088,267	15,335,134	19,167,309	25,819,238
Other income (expense):
Interest income	236,701	212,071	473,410	440,925
Interest expense	(107,311)	(125,810)	(238,495)	(223,904)
Foreign currency exchange gain (losses), net	195,263	(564,823)	19,666	(919,714)
Total other income (expense)	324,653	(478,562)	254,581	(702,693)
Income before income taxes	11,412,920	14,856,572	19,421,890	25,116,545
Income tax expense	4,031,735	4,222,529	7,174,379	7,656,217
Net income	7,381,185	10,634,043	12,247,511	17,460,328
Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(3,756,984)	4,875,845	(3,735,665)	7,531,382
Comprehensive income	3,624,201	15,509,888	8,511,846	24,991,710
Earnings per share:
Basic	0.19	0.28	0.32	0.46
Diluted	0.19	0.28	0.32	0.45

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FUSHI COPPERWELD, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six-Month Period Ended June 30,
	2012	2011
	USD	USD
Cash flows from operating activities:
Net cash provided by operating activities	3,211,908	20,742,356
Cash flows from investing activities:
Purchases of property, plant and equipment	(282,729)	(499,458)
Net cash used in investing activities	(282,729)	(499,458)
Cash flows from financing activities:
Proceeds from bank loans	6,721,672	—
Payment for acquisition of Jinchuan	—	(4,819,107)
Repayment of interest-free loans provided by Mr. Li Fu	(2,000,000)	20,685
Repayment of bank loans	(3,426,312)	(325,000)
Proceeds from issuance of common stock and warrants	436,466	628,495
Net cash provided by (used in) financing activities	1,731,826	(4,494,927)
Effect of foreign currency exchange rate changes on cash	(1,823,324)	3,130,934
Net increase in cash	2,837,681	18,878,905
Cash at beginning of period	200,451,902	123,000,338
Cash at end of period	203,289,583	141,879,243
Supplemental disclosure of cash flow information:
Interest paid	238,495	223,904
Income taxes paid	10,119,710	4,553,891

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